EXHIBIT 99.1

Insulet Successfully Defends its Intellectual Property Against EOFlow Co. in U.S. District Court

Jury awards $452 million in damages

ACTON, Mass. - Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, announced that it has successfully defended its intellectual property against EOFlow Co., Ltd. (“EOFlow) in federal court.

After a four-week trial in the U.S. District Court for the District of Massachusetts in the matter of Insulet Corporation vs. EOFlow et al., a jury verdict was returned in favor of Insulet on December 3, 2024.

The jury found that EOFlow and several other defendants misappropriated Insulet’s trade secrets. The jury awarded the Company $170 million in compensatory damages from EOFlow and an additional $282 million in exemplary damages from EOFlow for willful and malicious misappropriation, for a total damages award of $452 million. EOFlow’s ability to satisfy this damage award is not known with certainty.

"We are extremely pleased with the jury’s verdict, which validates our commitment to protecting our technology and defending our intellectual property against misappropriation and infringement," said Jim Hollingshead, Insulet President and Chief Executive Officer. "We will not only enforce our patents, but also zealously protect our valuable trade secrets, in which we’ve invested heavily to improve the lives of people with diabetes."

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the tubeless disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, integrates with a continuous glucose monitor to manage blood sugar with no multiple daily injections, zero fingersticks, and can be controlled by a compatible personal smartphone in the U.S. or by the Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, please visit insulet.com and omnipod.com.

©2024 Insulet Corporation. Omnipod is a registered trademark of Insulet Corporation. All rights reserved. All other trademarks are the property of their respective owners.

Investor Relations:
June Lazaroff
Senior Director, Investor Relations
(978) 600-7718
jlazaroff@insulet.com

Media:
Angela Geryak Wiczek
Senior Director, Corporate Communications
(978) 932-0611
awiczek@insulet.com